Exhibit 99.1

Food Company, Inc.

One Dole Drive • Westlake Village, CA 91362 • 818-874-4000 • Fax 818-874-4625

NEWS RELEASE

Contact: Joseph Tesoriero

Phone: (818) 879-6900

Beth Potillo

Phone: (818) 879-6733

DOLE FOOD COMPANY, INC. ANNOUNCES

THIRD QUARTER 2012 RESULTS

WESTLAKE VILLAGE, California – November 15, 2012 – Dole Food Company, Inc. today announced financial and operating results for the third quarter ended October 6, 2012. Dole reported third quarter of 2012 Adjusted EBITDA of $62.4 million compared to $61.1 million in the third quarter of 2011. GAAP loss from continuing operations for the third quarter of 2012 improved to $(13.6) million, or $(0.16) per share, compared to a loss of $(47) million, or $(0.54) per share, in the third quarter of 2011. Comparable Income from continuing operations for the third quarter of 2012 improved to a loss of $(5.3) million, or $(0.06) per share, compared to a loss of $(12.1) million, or $(0.14) per share, in the third quarter of 2011 (see Exhibit 3).

For the first three quarters of 2012, Adjusted EBITDA was $266.7 million compared to $333 million in the first three quarters of 2011. GAAP income from continuing operations for the first three quarters of 2012 was $69.1 million, or $0.78 per share, compared to $37.5 million, or $0.43 in the first three quarters of 2011. Comparable Income from continuing operations for the first three quarters of 2012 was $79.6 million, or $0.90 per share, compared to $123 million, or $1.40 per share, in the first three quarters of 2011 (see Exhibit 3).

“During the third quarter we announced that Dole had signed an exclusive definitive agreement with ITOCHU Corporation for the sale of Dole’s worldwide Packaged Foods and Asia Fresh businesses for $1.685 billion in cash,” said David A. DeLorenzo, Dole’s President and CEO. “We are pleased to say that this transaction is continuing on track, including the required regulatory approval process, and we do not foresee any issues in obtaining all required regulatory approvals as well as approval of our shareholders. We remain optimistic that the sale will be completed by the end of this year.”

“The third quarter was challenging on a number of fronts, including the continued quarantine issue between China and the Philippines, as well as adverse growing conditions and foreign exchange rates,” continued DeLorenzo. “We are pleased that despite these events, we were able to improve performance, compared to last year, in most of our operating groups.”

Strategic Business Review

As a result of the strategic business review that Dole announced on May 3, 2012, on September 17, 2012 Dole signed an exclusive definitive agreement with ITOCHU Corporation for the sale of Dole’s worldwide packaged foods and Asia fresh produce businesses for $1.685 billion in cash. The transaction is subject to Dole stockholder approval and customary regulatory approvals and is expected to close by December 31, 2012.

Selected Financial Data (Unaudited)

	Quarter Ended		Three Quarters Ended
	October 6, 2012	October 8, 2011	October 6, 2012	October 8, 2011
	(In millions)
Revenues	$1,957.1	$2,086.0	$5,302.2	$5,687.9
Operating income	18.2	10.3	162.7	211.6
Adjusted EBITDA	62.4	61.1	266.7	333.0
Comparable Income (loss)	(5.3)	(12.1)	79.6	123.0

See “Non-GAAP Measurements” below for discussion of EBIT and Adjusted EBITDA.

Revenues

Revenues decreased 6% to $2 billion during the third quarter ended October 6, 2012, primarily as a result of the divestitures of two of our fresh fruit subsidiaries (German subsidiary and Dole Spain). Excluding third quarter 2011 revenues of $186 million from these divested businesses as well as third quarter 2012 sales of $13 million from the fourth quarter 2011 berry business acquisition, third quarter sales increased 2%. Fresh fruit revenues, excluding the impact from the divestitures, increased slightly primarily as a result of improved pricing and higher volumes in Europe and improved pricing for Chilean deciduous fruit and other fresh fruit sold in Asia. Lower pricing and volumes for bananas in North America and Asia somewhat offset these increases. Fresh vegetables revenues increased 10%, primarily due to improved pricing for fresh-packed vegetables and packaged salads, and the berry business acquisition. Excluding the berry acquisition, fresh vegetables revenue improved 6%. Packaged foods revenues increased 3%, primarily due to higher sales of frozen fruit and healthy snacks in North America, partially offset by lower volumes of packaged fruit products sold in North America.

Adjusted EBITDA

Adjusted EBITDA was $62.4 million in the third quarter of 2012 compared to $61.1 million in the prior year. Packaged foods Adjusted EBITDA increased as a result of lower product and distribution costs in North America and improved pricing for frozen fruit. Fresh fruit Adjusted EBITDA decreased primarily due to lower pricing for bananas in North America and Asia as well as higher fruit and distribution costs in Asia, partially offset by lower shipping and fruit costs in Europe. Disruptions from delays related to China quarantine regulations contributed to lower pricing and higher costs in the Asia market. Fresh vegetables Adjusted EBITDA decreased 5%. Lower earnings in the strawberry and packaged salads businesses were partially offset by higher pricing in the fresh-packed vegetables business. Strawberry earnings were impacted by poor growing conditions resulting in higher costs. Packaged salads earnings were impacted by approximately $4.6 million of costs related to the precautionary recall of a limited number of packaged salad products.

Segment Information (Unaudited)

	Quarter Ended		Three Quarters Ended
	October 6, 2012	October 8, 2011	October 6, 2012	October 8, 2011
	(In millions)
Revenues from external customers:
Fresh fruit	$1,254.5	$1,422.8	$3,516.7	$3,998.1
Fresh vegetables	326.6	297.4	851.1	786.5
Packaged foods	375.9	365.6	934.1	902.7

	$1,957.0	$2,085.8	$5,301.9	$5,687.3

	Quarter Ended		Three Quarters Ended
	October 6, 2012	October 8, 2011	October 6, 2012	October 8, 2011
	(In millions)
EBIT:
Fresh fruit EBIT	$10.1	$4.8	$136.5	$178.3
Fresh vegetables EBIT	3.2	6.1	20.5	24.0
Packaged foods EBIT	29.3	24.1	63.1	62.1

Total operating segments	42.6	35.0	220.1	264.4
Corporate:
Unrealized loss on cross currency swap	—	—	—	(3.8)
Net gain (loss) on long-term Japanese yen hedges	0.9	2.4	0.3	(20.2)
Net unrealized gain (loss) on foreign denominated instruments	(2.9)	1.8	0.2	(4.6)
Share-based compensation	(2.4)	(1.8)	(5.8)	(4.4)
Refinancing charges and loss on early retirement of debt	—	(26.2)	(0.4)	(26.2)
Strategic review transaction costs	(7.2)	—	(8.3)	—
Operating and other expenses	(12.7)	(16.7)	(35.7)	(37.2)

Corporate	(24.3)	(40.5)	(49.7)	(96.4)

Total EBIT before disc. ops.	$18.3	$(5.5)	$170.4	$168.0

See Exhibit 2 for further detailed information on segments.

Cash and Debt (Unaudited)

	October 6, 2012	December 31, 2011
	(In millions)
Cash:
Cash and cash equivalents*	$82.0	$128.6

Total Debt:
Revolving credit facility	$76.6	$69.3
Term loan facilities	867.7	895.5
Senior notes and debentures	644.9	644.9
Other debt, net of debt discount	100.9	70.1

Total Debt	$1,690.1	$1,679.8

Net Debt	$1,608.1	$1,551.2

*	includes $0 million and $6.2 million of restricted cash at October 6, 2012 and December 31, 2011, respectively.

Conference Call

The company will hold a conference call for investors to discuss its third quarter results at 4:45 p.m. ET today. Access to a live audio webcast is available at http://investors.dole.com under “Webcasts.” Toll-free telephone access will be available by dialing 1-866-804-6929 in the United States and 1-857-350-1675 from international locations and providing the conference code 96944794. A replay of the call will be available until November 22, 2012. To access the telephone replay, dial 1-888-286-8010 from the United States and 617-801-6888 from international locations and enter the confirmation code 62717892. A replay of the webcast will be archived and available on www.dole.com.

Non-GAAP Measurements

Earnings before interest, taxes and discontinued operations (“EBIT before discontinued operations”), Adjusted EBITDA and Comparable Income from continuing operations (total and per share) are measures commonly used by financial analysts in evaluating the performance of companies. EBIT before discontinued operations is calculated from net income by adding interest expense and income tax expense, and adding the loss or subtracting the income from discontinued operations, net of income taxes. Adjusted EBITDA is calculated from EBIT before discontinued operations by: (1) adding depreciation and amortization; (2) adding the net unrealized loss or subtracting the net unrealized gain on foreign currency and bunker fuel hedges and the cross currency swap which do not have a more than insignificant financing element present at contract inception; (3) adding the net loss or subtracting the net gain on the long-term Japanese yen hedges; (4) adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations; (5) adding the net unrealized loss or subtracting the net unrealized gain on foreign denominated instruments; (6) adding share-based compensation expense; (7) adding charges for restructuring and long-term receivables; (8) adding strategic review transaction costs; (9) adding refinancing charges and loss on early retirement of debt and (10) subtracting the gain on asset sales. Due to the fact that the long-term Japanese yen hedges had more than an insignificant financing element at inception, the liability is treated as similar to a debt instrument and the associated cash flows are classified as a financing activity. As a result, both the realized and unrealized gains and losses related to these hedges are subtracted from or added back to EBIT before discontinued operations when calculating Adjusted EBITDA. Comparable Income from continuing operations is calculated from income from continuing operations by adding charges for restructuring and long-term receivables, net of income taxes, adding the net unrealized loss or subtracting the net unrealized gain on foreign currency and bunker fuel hedges and the cross currency swap, net of income taxes, adding the net loss or subtracting the net gain on the long-term Japanese yen hedges, net of income taxes, adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations, net of income taxes, adding the net unrealized loss or subtracting the net unrealized gain on foreign denominated instruments, net of income taxes, adding share-based compensation expense, net of income taxes, adding strategic review transaction costs, net of income taxes, adding refinancing charges and the loss on early retirement of debt, net of income taxes, and subtracting the gain on asset sales, net of income taxes. These items have been adjusted because management excludes these amounts when evaluating the performance of Dole. Net debt is calculated as total debt less cash.

EBIT before discontinued operations, Adjusted EBITDA and Comparable Income from continuing operations (total and per share) are not calculated or presented in accordance with U.S. GAAP and are not a substitute for net income attributable to Dole Food Company, Inc., net income, income from continuing operations, cash flows from operating activities or any other measure prescribed by U.S. GAAP. Further, EBIT before discontinued operations, Adjusted EBITDA and Comparable Income from continuing operations (total and per share) as used herein are not necessarily comparable to similarly titled measures of other companies. However, Dole has included these three measures herein because management believes that they are useful performance measures for Dole and for securities analysts, investors and others in the evaluation of Dole.

Dole, with 2011 net revenues of $7.2 billion, is the world’s largest producer and marketer of high-quality fresh fruit and fresh vegetables, and is the leading producer of organic bananas. Dole markets a growing line of packaged and frozen fruit and is a produce industry leader in nutrition education and research.

This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends,” “anticipates” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; energy supply and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.

Exhibit 1 - Reconciliation of Net income (loss) to EBIT before discontinued operations and Adjusted EBITDA (Unaudited)

	Quarter Ended		Three Quarters Ended
	October 6, 2012	October 8, 2011	October 6, 2012	October 8, 2011
	(In millions)
Net income (loss)	$(13.9)	$(47.0)	$68.8	$38.1
Discontinued operations, net	0.3	—	0.3	(0.6)
Interest expense	39.9	41.4	101.5	111.7
Income taxes	(8.0)	0.1	(0.2)	18.8

Earnings before interest, taxes and discontinued operations (“EBIT before disc. ops”)	18.3	(5.5)	170.4	168.0
Depreciation and amortization	31.7	31.7	80.2	79.1
Net unrealized (gain) loss on derivative instruments	(0.1)	2.5	0.7	8.4
Net (gain) loss on long-term Japanese yen hedges	0.9	(2.3)	1.8	20.1
Foreign currency exchange (gain) loss on vessel obligations	2.2	(2.6)	2.7	(0.1)
Net unrealized (gain) loss on foreign denominated instruments	3.5	(1.7)	0.6	5.8
Share-based compensation	3.7	2.9	9.4	6.9
Charges for restructuring and long-term receivables	0.8	13.2	4.1	21.9
Strategic review transaction costs	7.2	—	8.3	—
Refinancing charges and loss on early retirement of debt	—	26.2	0.4	26.2
Gain on asset sales	(5.8)	(3.3)	(11.9)	(3.3)

Adjusted EBITDA	$62.4	$61.1	$266.7	$333.0

Exhibit 2 - Items Eliminated to Calculate Adjusted EBITDA (Unaudited)

EBIT was impacted by charges for restructuring and long-term receivables, unrealized non-cash foreign currency exchange gains and losses, share-based compensation, strategic review transaction costs, and gain on asset sales, which are detailed in the tables below. These items are eliminated for purposes of calculating Adjusted EBITDA.

	Quarter Ended		Three Quarters Ended
	October 6, 2012	October 8, 2011	October 6, 2012	October 8, 2011
	(In millions)
Fresh Fruit
Unrealized gain (loss) on foreign currency and fuel hedges	$0.2	$(1.5)	$(1.3)	$(2.1)
Net gain (loss) on long-term Japanese yen hedges	(1.8)	(0.1)	(2.1)	0.1
Foreign currency exchange gain (loss) on vessel obligations	(2.2)	2.6	(2.7)	0.1
Net unrealized loss on foreign denominated instruments	(0.2)	(0.1)	(0.4)	(0.2)
Share-based compensation	(0.9)	(0.7)	(2.2)	(1.5)
Charges for restructuring and long-term receivables	(0.8)	(13.2)	(4.1)	(21.9)
Gain on asset sales	5.8	3.3	11.9	3.3

Total	$0.1	$(9.7)	$(0.9)	$(22.2)

	Quarter Ended		Three Quarters Ended
	October 6, 2012	October 8, 2011	October 6, 2012	October 8, 2011
	(In millions)
Fresh Vegetables
Share-based compensation	$(0.2)	$(0.2)	$(0.6)	$(0.5)

Total	$(0.2)	$(0.2)	$(0.6)	$(0.5)

	Quarter Ended		Three Quarters Ended
	October 6, 2012	October 8, 2011	October 6, 2012	October 8, 2011
	(In millions)
Packaged Foods
Unrealized gain (loss) on foreign currency hedges	$(0.1)	$(1.0)	$0.6	$(2.5)
Unrealized loss on foreign denominated instruments	(0.4)	—	(0.4)	(1.0)
Share-based compensation	(0.2)	(0.2)	(0.8)	(0.5)

Total	$(0.7)	$(1.2)	$(0.6)	$(4.0)

	Quarter Ended		Three Quarters Ended
	October 6, 2012	October 8, 2011	October 6, 2012	October 8, 2011
	(In millions)
Corporate
Unrealized loss on cross currency swap	$—	$—	$—	$(3.8)
Net gain (loss) on long-term Japanese yen hedges	0.9	2.4	0.3	(20.2)
Net unrealized gain (loss) on foreign denominated instruments	(2.9)	1.8	0.2	(4.6)
Share-based compensation	(2.4)	(1.8)	(5.8)	(4.4)
Refinancing charges and loss on early retirement of debt	—	(26.2)	(0.4)	(26.2)
Strategic review transaction costs	(7.2)	—	(8.3)	—

Total	$(11.6)	$(23.8)	$(14.0)	$(59.2)

Exhibit 3 - Reconciliation of Income (loss) from continuing operations to Comparable Income (loss) from continuing operations (Unaudited):

	Quarter Ended
	October 6, 2012		October 8, 2011
	(In millions, except per share data)
		Earnings per share		Earnings per share
Loss from continuing operations	$(13.6)	$(0.16)	$(47.0)	$(0.54)
Net unrealized (gain) loss on derivative instruments, net of income taxes of $(0.2) million and $0.1 million	(0.3)	0.00	2.6	0.03
Net (gain) loss on long-term Japanese yen hedges, net of income taxes[1]	0.9	0.01	(2.3)	(0.02)
Charges for restructuring, net of income taxes of $(0.1) million and $0	0.7	0.01	13.2	0.15
Foreign currency exchange (gain) loss on vessel obligations, net of income taxes[1]	2.2	0.03	(2.5)	(0.03)
Net unrealized loss on foreign denominated instruments, net of income taxes of $0.1 million and $(0.2) million	3.5	0.04	(1.9)	(0.02)
Share-based compensation, net of income taxes of $(1.1) million and $0	2.6	0.03	2.9	0.03
Refinancing charges and loss on early retirement of debt, net of income taxes[1]	—	—	26.2	0.30
Strategic review transaction costs, net of income taxes of $(2.7) million and $0	4.5	0.05	—	—
Gain on asset sales, net of income taxes[1]	(5.8)	(0.07)	(3.3)	(0.04)

Comparable Income (loss) from continuing operations	$(5.3)	$(0.06)	$(12.1)	$(0.14)

[1]	There was no income tax impact for this reconciling item.

	Three Quarters Ended
	October 6, 2012		October 8, 2011
	(In millions, except per share data)
		Earnings per share		Earnings per share
Income from continuing operations	$69.1	$0.78	$37.5	$0.43
Net unrealized loss on derivative instruments, net of income taxes of $(0.1) million and $(0.2) million	0.6	0.01	8.1	0.09
Net loss on long-term Japanese yen hedges, net of income taxes of $(0.1) million and $0	1.7	0.02	20.1	0.23
Charges for restructuring, net of income taxes of $(0.1) million and $0	4.0	0.05	21.9	0.25
Foreign currency exchange loss on vessel obligations, net of income taxes[1]	2.7	0.03	—	—
Net unrealized loss on foreign denominated instruments, net of income taxes of $0 and $(0.2) million	0.5	0.01	5.6	0.06
Share-based compensation, net of income taxes of $(2.8) million and $0	6.6	0.07	6.9	0.08
Refinancing charges and loss on early retirement of debt, net of income taxes of $(0.1) million and $0 million	0.3	0.00	26.2	0.30
Strategic review transaction costs, net of income taxes of $(2.7) million and $0	5.6	0.06	—	—
Gain on asset sales, net of income taxes of $0.4 million and $0	(11.5)	(0.13)	(3.3)	(0.04)

Comparable Income from continuing operations	$79.6	$0.90	$123.0	$1.40

[1]	There was no income tax impact for this reconciling item.